Exhibit 10.4
RESTRICTED STOCK UNIT AGREEMENT

    This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of [__________], 2023 (the “Date of Grant”), is entered into by and between GUESS?, INC., a Delaware corporation (the “Company”), and [Carlos Alberini / Markus Neubrand / Fabrice Benarouche] (the “Grantee”).

RECITALS

    WHEREAS, the Company maintains the Guess?, Inc. 2004 Equity Incentive Plan (as Amended and Restated as of March 26, 2022) (the “Plan”).

    WHEREAS, the Compensation Committee of the Company’s Board (the “Committee”) has determined to grant a restricted stock unit award (this “Award”) to the Grantee under the Plan in order to increase Grantee’s participation in the success of the Company;

    NOW, THEREFORE, the parties hereto agree as follows:

1.Definitions; Incorporation of Plan Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan [Add for Mr. Alberini’s award: , except where a capitalized term is defined in the Executive Employment Agreement between the Company and the Grantee, entered into January 27, 2019, as amended (the “Employment Agreement”), and this Agreement indicates the definition used in the Employment Agreement shall apply for purposes of this Agreement as well]. This Award and all rights of the Grantee under this Agreement are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference. Except as specifically provided in this Agreement, in the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern.
2.Grant of Restricted Stock Units. The Company hereby grants to the Grantee as of the Date of Grant (set forth above) a right to receive [________] shares of the Company’s common stock subject to the terms, conditions, and restrictions set forth herein (the “Restricted Stock Units”). As used herein, the term “Restricted Stock Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Grantee if such Restricted Stock Units vest pursuant to this Agreement. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. The Grantee shall have no rights as a shareholder of the Company, no dividend rights (except as expressly provided in Section 4 with respect to Dividend Equivalent Rights) and no voting rights with respect to the Restricted Stock Units and any shares of Common Stock underlying or issuable in respect of such Restricted Stock Units (“Award Shares”) until such shares of Common Stock are actually issued to and held of record by the Grantee. This Award, together with the other equity awards granted by the Company to the Grantee on or about the Date of Grant, is in complete satisfaction of the Grantee’s right to receive stock options or other equity-based awards from the Company with respect to the Company’s 2024 fiscal year.
3.Vesting.
A.    If the Earnings from Operations Threshold (as determined pursuant to Section 3(B)) is achieved for the Performance Period then, except as otherwise expressly provided in Sections 7 and 8 herein, this Award shall vest as to [Add for Mr. Alberini’s award: (i) one-third of the Restricted Stock Units on January 30, 2024 (the “First Tranche”), (ii) one-third of the Restricted Stock Units on January 30, 2025 (the “Second Tranche”), and (iii) one-third of the Restricted Stock Units on January 30, 2026 (the “Third Tranche”)] [Add in the awards for Messrs. Neubrand and Benarouche: (i) one-quarter of the Restricted Stock Units on January 30, 2024 (the “First Tranche”), (ii) one-quarter of the Restricted Stock Units on January 30, 2025 (the “Second Tranche”), (iii) one-quarter of the Restricted Stock Units on January 30, 2026 (the “Third Tranche”), and (iv) one-quarter of the Restricted Stock Units on January 30, 2027 (the “Fourth Tranche”)]; provided that Grantee has been continuously in Service with the Company from the Date of Grant through each applicable vesting date. Except as specifically provided herein, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting. As used herein, the term “Service” means employment by the Company or a Subsidiary (the date that the Grantee’s Service terminates is referred to as the “Severance Date”).
B.     No portion of this Award shall vest notwithstanding satisfaction of the continued Service requirement for vesting described in Section 3(A) above unless the Committee certifies, following the end of the Company’s 2024 fiscal year, that the Company achieved Earnings from Operations (as defined below) for the Performance Period equal to or above the level established by the Committee with respect to the Award in connection with the grant of the Award (the “Earnings from Operations Threshold”).
C.    If either a Change in Control or the death or Disability (as defined below) of the Grantee occurs before the last day of the Performance Period, the performance-based requirements of Sections 3(A) and 3(B) shall be deemed met as of the date of such event.
D.    If the Earnings from Operations Threshold is not met for the Performance Period (and Section 3(C) does not apply), this Award and the Restricted Stock Units subject hereto shall terminate and be cancelled as of the last day of the Performance Period.
E.    For purposes of this Award, “Disabled” and “Disability” shall (i) have the meaning defined under the Company’s then-current long-term disability insurance plan, policy, program or contract as entitles the Grantee to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Section 22(e)(3) of the Code.
    For purposes of this Award, “Earnings from Operations” means: total Company earnings from operations for the Performance Period as calculated in accordance with GAAP, but adjusted (without duplication and to the extent that the particular item would have otherwise impacted Earnings from Operations for such period) to exclude the financial statement impact of the following items: (a) any positive or negative charges or accruals incurred for the Performance Period for litigation matters, but only where such charges or accruals for any particular matter exceed $500,000 for the Performance Period, (b) any professional service and legal fees and related costs excluded from the Company’s adjusted results for the Performance Period, as reflected in the Company’s press release financials for such period, (c) reorganization charges incurred for the Performance Period, including employee severance related costs, store and other real estate closure related costs and professional fees, (d) impairment charges (including, but not limited to stores, ROU, goodwill and other assets), (e) changes in accounting standards or methods that are implemented during the Performance Period in accordance with GAAP (to the extent not taken into account by the Committee when it established the goals), and (f) acquisitions, costs associated with such acquisitions, and the costs incurred in connection with potential acquisitions that are required to be expensed under GAAP, in each case for the Performance Period.
4.Dividend Equivalents. If a cash dividend is paid with respect to the Common Stock while any Restricted Stock Units subject to the Award are outstanding, the Grantee shall be credited with an amount in cash equal to the dividends the Grantee would have received if he had been the owner of the shares of Common Stock subject to such outstanding Restricted Stock Units; provided, however, that no amount shall be credited with respect to shares that have been delivered to the Grantee as of the applicable dividend record date. Any amounts credited under this Section 4 (“Dividend Equivalents”) shall be subject to the same terms and conditions as the Restricted Stock Units to which they relate and shall vest and be paid (or, if applicable, be forfeited) at the same time as the Restricted Stock Units to which they relate.
5.Delivery of Shares. The Company shall deliver or cause to be delivered to the Grantee the number of Award Shares subject to the First Tranche that vest in connection with the end of the Performance Period pursuant to the terms hereof within ten days following certification by the Committee of the satisfaction of the performance criteria set forth in Section 3(B) (and in no event later than 74 days following the end of the Performance Period), and in all other cases in which one or more Restricted Stock units subject to the Award become vested the Company shall deliver or cause to be delivered to the Grantee the number of Award Shares that vested on the applicable vesting date under this Agreement on (or within three business days following, unless vesting is triggered by the Grantee’s death or Disability or other separation from Service in which case the applicable period will be within 74 days following) the applicable vesting date. Any Dividend Equivalents described in Section 4 above related to such Award Shares shall be paid in cash at the same time as the delivery of the Award Shares under this Section 5.
6.No Restriction on Right of Company to Effect Corporate Changes; Adjustments Upon Specified Events. Neither the grant of the Award, the Plan nor this Award Agreement shall affect or restrict in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.
Upon the occurrence of certain events relating to the Company’s Common Stock contemplated by Section 16(b) of the Plan, the Committee will make adjustments, if appropriate, in the number of Restricted Stock Units and the number and kind of securities subject to the Award.
7.Effect of Certain Cessations of Service.
[Add the following clauses A through F in the award for Mr. Alberini:
A.In the event of the Grantee’s Disability or death while in Service before January 30, 2026, this Award will become vested as of the Severance Date as to a pro-rata portion of the then outstanding and otherwise unvested Restricted Stock Units subject to this Award that were otherwise scheduled to vest on the next regularly scheduled vesting date under Section 3(A) after the Grantee’s Severance Date determined by multiplying (1) the total number of such Restricted Stock Units to this Award that were otherwise scheduled to vest on the next regularly scheduled vesting date under Section 3(A) after the Severance Date by (2) the Pro-Rata Fraction. As used herein, the “Pro-Rata Fraction” means the fraction obtained by dividing (i) the total number of days the Grantee was in Service with the Company following the last regularly scheduled Vesting Date under Section 3(A) (or, if there is no prior Vesting Date in the circumstances, following January 30, 2023) that occurred prior to the Grantee’s Severance Date through and including the Severance Date, by (ii) the total number of calendar days following the last regularly scheduled vesting date under Section 3(A) (or, if there is no prior vesting date in the circumstances, following January 30, 2023) through and including the vesting date that was next scheduled to occur after the Grantee’s Severance Date pursuant to Section 3(A). Notwithstanding the foregoing foregoing, this Section 7(A) shall not apply to the Award if the Grantee’s Severance Date occurs on a scheduled vesting date pursuant to Section 3(A). Any Restricted Stock Units subject to this Award as of the Severance Date that are not vested after giving effect to the foregoing provisions of this Section 7(A) shall terminate and be cancelled as of the Severance Date.
B.Notwithstanding anything contained herein or in the Plan to the contrary, in the event that the Grantee’s employment by the Company is terminated (a) by the Company without “Cause” (as defined in the Employment Agreement), (b) by the Grantee for “Good Reason” (as defined in the Employment Agreement), or (c) upon expiration of the “Employment Term” (as defined in the Employment Agreement) then in effect by reason of the Company’s delivery of a non-renewal notice pursuant to Section 2 of the Employment Agreement if the Company did not have Cause to deliver such non-renewal notice, in any case before January 30, 2026 and outside the Change in Control Window described in Section 7(C) below (such termination of employment under (a), (b) or (c) above, a “Qualifying Termination”), the Award shall become vested as of the Severance Date as to a pro-rata portion of the then outstanding and otherwise unvested Restricted Stock Units subject to this Award that were otherwise scheduled to vest on the next regularly scheduled vesting date under Section 3(A) after the Grantee’s Severance Date determined by multiplying (1) the total number of such Restricted Stock Units to this Award that were otherwise scheduled to vest on the next regularly scheduled vesting date under Section 3(A) after the Severance Date by (2) the Pro-Rata Fraction, subject to Section 7(D) below. Notwithstanding the foregoing, this Section 7(B) shall not apply to the Award if the Grantee’s Severance Date occurs on a scheduled vesting date pursuant to Section 3(A). Any Restricted Stock Units subject to this Award as of the Severance Date that are not vested after giving effect to the foregoing provisions of this Section 7(B) shall terminate and be cancelled as of the Severance Date.
C.Notwithstanding anything contained herein or in the Plan to the contrary, in the event that the Grantee’s employment by the Company is terminated in a Qualifying Termination that occurs before January 30, 2026 and within twelve (12) months before, upon, or within two (2) years after a Change in Control (such period, the “Change in Control Window”), the Restricted Stock Units subject to this Award that are otherwise outstanding and unvested as of the Qualifying Termination shall become vested as of the Qualifying Termination (or, if later, as of the Change in Control and to the extent the Restricted Stock Units did not vest pursuant to Section 7(B) in connection with the Severance Date) subject to Section 7(D) below.
D.Notwithstanding the foregoing, the accelerated vesting provisions of Sections 7(B) and 7(C) are subject to the Grantee’s satisfaction of the Release requirement of Section 9(e) of the Employment Agreement in connection with the termination of his Service and, if such requirement is not not timely satisfied, Section 7(E) shall apply. If the period of time that the Grantee has to consider, execute, and revoke such Release spans two calendar years, payment of any Restricted Stock Units the vesting of which is contingent on the Grantee satisfying such Release requirement shall (assuming the Grantee satisfies such Release requirement) be made within the applicable period of time provided in Section 5 but in the second of such two years.
E.If the Grantee’s Service terminates for any reason other than as provided in Section 7(A)-(C) above, this Award and the Restricted Stock Units subject hereto, to the extent outstanding and unvested as of the date of such termination of Service, shall terminate and be cancelled as of the date of such termination of Service.
F. Sections 14(a) and 14(b) of the Plan shall not apply to the Award.]
[Add the following clauses A and B in the awards for Messrs. Neubrand and Benarouche:
A.In the event of the Grantee’s Disability or death while in Service before January 30, 2027, this Award will become vested as of the Severance Date as to a pro-rata portion of the then outstanding and otherwise unvested Restricted Stock Units subject to this Award that were otherwise scheduled to vest on the next regularly scheduled vesting date under Section 3(A) after the Grantee’s Severance Date determined by multiplying (1) the total number of such Restricted Stock Units to this Award that were otherwise scheduled to vest on the next regularly scheduled vesting date under Section 3(A) after the Severance Date by (2) the Pro-Rata Fraction. As used herein, the “Pro-Rata Fraction” means the fraction obtained by dividing (i) the total number of days the Grantee was in Service with the Company following the last regularly scheduled Vesting Date under Section 3(A) (or, if there is no prior Vesting Date in the circumstances, following January 30, 2023) that occurred prior to the Grantee’s Severance Date through and including the Severance Date, by (ii) the total number of calendar days following the last regularly scheduled vesting date under Section 3(A) (or, if there is no prior vesting date in the circumstances, following January 30, 2023) through and including the vesting date that was next scheduled to occur after the Grantee’s Severance Date pursuant to Section 3(A). Notwithstanding the foregoing, this Section 7(A) shall not apply to the Award if the Grantee’s Severance Date occurs on a scheduled vesting date pursuant to Section 3(A). Any Restricted Stock Units subject to this Award as of the Severance Date that are not vested after giving effect to the foregoing provisions of this Section 7(A) shall terminate and be cancelled as of the Severance Date.
B.If the Grantee’s Service terminates for any reason other than as provided in Section 7(A), this Award and the Restricted Stock Units subject hereto, to the extent outstanding and unvested as of the date of such termination of Service, shall terminate and be cancelled as of the date of such termination of Service. Sections 14(a) and 14(b) of the Plan shall not apply to the Award.]
8.Change in Control. Notwithstanding anything to the contrary in Section 3, Section 5 or Section 7 of this Agreement or any provision of the Plan, the following provisions shall apply upon a Change in Control:
A.    If a Change in Control occurs and the then-outstanding and unvested portion of this Award is not continued following such event or assumed or converted into restricted stock units of any successor entity to the Company or a parent thereof (the “Successor Entity”), the continued Service vesting requirement set forth under Section 3(A) of this Award shall be deemed to be satisfied, and the outstanding Restricted Stock Units subject to such portion shall be deemed vested, upon such Change in Control.
B.    If the then-outstanding and unvested portion of this Award is continued following such event or is assumed or converted into restricted stock units of any Successor Entity, the continued Service requirement set forth in Section 3(A) above (and the accelerated vesting provisions set forth in Section 7 above) shall continue to apply following such Change in Control.
9.Restrictions on Transfer. The Grantee may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or the Grantee’s right hereunder to receive Award Shares, except as otherwise provided in the Committee’s sole discretion consistent with the Plan and applicable securities laws.
10.Taxes.
A.    The settlement of this Award is conditioned on the Grantee making arrangements reasonably satisfactory to the Company for the withholding of all applicable federal, state, local or foreign taxes as may be required under applicable law.
B.    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Grantee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Grantee.
C.    If the Grantee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Grantee’s “separation from service” (as such term is defined for purposes of Code Section 409A), the Grantee shall not be entitled to any payment or benefit pursuant to this Award until the earlier of (i) the date which is six (6) months after the Grantee’s separation from service for any reason other than death, or (ii) the date of the Grantee’s death. The provisions of this Section 10(C) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Grantee upon or in the six (6) month period following the Grantee’s separation from service that are not so paid by reason of this Section 10(C) shall be paid (without interest, except as otherwise provided for in Section 8(A)) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Grantee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Grantee’s death). For avoidance of doubt, Dividend Equivalents under Section 4 shall continue to be credited during the period of such six-month delay until the vested Restricted Stock Units are actually settled.
11.Compliance. The Grantee hereby agrees to cooperate with the Company, regardless of Grantee’s employment status with the Company, to the extent necessary for the Company to comply with applicable state and federal laws and regulations relating to the Restricted Stock Units.
12.Notices. Any notice required or permitted under this Agreement shall be deemed given when personally delivered, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee either at the address on record with the Company or such other address as may be designated by Grantee in writing to the Company; or to the Company, Attention: Stock Plan Administration, 1444 South Alameda Street, Los Angeles, California 90021, or such other address as the Company may designate in writing to the Grantee.
13.Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
14.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to Delaware or other laws that might cause other law to govern under applicable principles of conflicts of law.  For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Los Angeles County, or the federal courts for the United States for the Central District of California, and no other courts, where this Agreement is made and/or to be performed.
15.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future restricted stock or restricted stock units that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Amendments. The Plan may be amended pursuant to Section 18 of the Plan. This Award Agreement may be amended by the Board or the Committee from time to time. Any such amendment must be in writing and signed by the Company. Any such amendment that materially and adversely affects the Grantee’s rights under this Award Agreement requires the consent of the Grantee in order to be effective with respect to the Award.
18.Agreement Not a Contract of Employment. Neither the grant of the Restricted Stock Units, this Agreement nor any other action taken in connection herewith shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee is an employee of the Company or any subsidiary of the Company.
19.Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.
20.Entire Agreement. This Award Agreement and the Plan set forth the entire agreement and understanding between the parties hereto with respect to the matters covered herein, and supersede any prior agreements and understandings concerning such matters. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Award Agreement. This Award Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Company.
21.Plan. The Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board do not and shall not be deemed to create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board so conferred by appropriate action of the Board under the Plan after the date hereof.
22.Termination of this Agreement. Upon termination of this Agreement, all rights of the Grantee hereunder shall cease.
23.Clawback Policy. This Award is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award

(including any value received from a disposition of the shares acquired in respect of the Award). The Grantee hereby agrees to comply with, and promptly repay to the Company any amounts that are required to be repaid pursuant to, such policy.
[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Grantee has hereunto set his or her hand as of the date and year first above written.
GUESS?, INC.,
a Delaware corporation

By:
Print Name:
Its:
GRANTEE

[Carlos Alberini / Markus Neubrand / Fabrice Benarouche]

Employee ID

11